Exhibit 10.1

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into as of November 6, 2024, by and between VSE Corporation, a Delaware corporation (“VSE”), and Chad Wheeler (the “Consultant”).
WHEREAS, the Consultant is currently employed by VSE and serves as the Group President of Wheeler Fleet Solutions, Inc., a Pennsylvania Corporation (the “Company”), a wholly-owned subsidiary of VSE, and has notified VSE and the Company that he will resign from all positions he holds with VSE and the Company (collectively, the “VSE Companies”) effective November 5, 2024;
WHEREAS, VSE desires to engage the Consultant following his resignation to provide consulting services to transition his responsibilities, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, the Consultant has agreed to provide such consulting services, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Status of Employment. The Consultant will cease serving as President of the Company, and as an employee of VSE and the Company, effective November 5, 2024 (the “Resignation Date”). As of the Resignation Date, the Consultant will terminate from any positions the Consultant holds as an officer or director of any VSE Companies.
2.Term. The term of this Agreement shall commence on November 6, 2024 and shall terminate on November 6, 2025 (the “Term”).
3.Duties. During the Term, the Consultant will provide consulting and advisory services, including, but not limited to, assistance with any strategic review, transaction related matters, historical knowledge, finance related matters or advisory services as requested by management of VSE or the Company (“Consulting Services”) including the President and Chief Executive Officer of VSE, John Cuomo, or the Company’s Chief Information Officer, Chris Wheeler.
4.Compensation. As compensation for the Consulting Services, the Company shall pay the Consultant an hourly rate of $300 per hour for up to a maximum of thirty-five (35) hours per month as determined by VSE or the Company. The Consultant shall submit an invoice for each month during the Term on the last day of the month. The Company shall pay the Consultant the fees for such month within 15 business days after receipt of the invoice.

5.Bonus. The Company will pay the Consultant a lump sum in cash in an amount equal to $500,000 (the “Consulting Bonus”) if the Consultant continuously provides the Consulting Services until the earlier of (a) November 6, 2025, and (b) the date on which VSE completes its strategic alternative review process involving the Company, as determined by VSE (such applicable date, the “Trigger Date”). If the Company terminates this Agreement without cause prior to the Trigger Date, the Company will pay the Consultant the Consulting Bonus. If the Consultant terminates this Agreement prior to the Trigger Date, then the Company will not have the obligation to pay the Consulting Bonus. The Company will pay the Consulting Bonus within 60 days following the Trigger Date. Any amounts paid to the Consultant pursuant to this Agreement may be paid by any VSE Company, and such payment will satisfy VSE’s obligations hereunder. Notwithstanding the foregoing, neither the Company nor any other VSE Company will be obligated to pay the Consulting Bonus to the Consultant unless, prior to the 30th day following the Trigger Date, the Consultant executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the VSE Companies and the directors, officers, employees and affiliates of any of them, in a form approved by VSE and the Company, and any applicable revocation period has expired without the Consultant revoking such release.
6.Confidentiality.
a.The Consultant will strictly maintain the confidentiality of any information of whatever kind and in whatever form that he obtains from any VSE Company or from any other source relating to a VSE Company, whether identified as Confidential Information or not, including but not limited to information regarding the organization, operations, strategies, financial condition, financial statements, operating plans, financial forecasts, competitive information, customer, employees and any other confidential information relating to any transactions in which any VSE Company may be involved (collectively “Confidential Information”). The Consultant will not disclose any Confidential Information to any third party without the prior written consent of the applicable VSE Company, and will not use any Confidential Information except as required to perform his obligations under this Agreement. Upon the termination of this Agreement, or as requested by VSE or the Company, the Consultant shall destroy all Confidential Information in his possession and shall certify the destruction to VSE and the Company within five (5) business days after the request. The obligations under this Section shall remain in effect during the Term of this Agreement and for a period of three (3) months thereafter.
b.Nothing in this Agreement prevents the Consultant from providing, without prior notice to VSE or the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no VSE Company policy or individual agreement between any VSE Company and the Consultant shall prevent the Consultant from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding VSE Companies’ past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The VSE Companies nonetheless assert and do not waive their attorney-client privilege over any information appropriately protected by privilege.

7.Acknowledgements. The Consultant acknowledges and reaffirms his obligations under all confidentiality, noncompete, non-solicitation and other restrictive covenants contained in agreements with VSE, including but not limited to the Executive Employment Agreement, dated as of December 7, 2021, between VSE and the Consultant (the “Employment Agreement”). The Consultant further acknowledges that he is not entitled to any severance compensation or benefits in connection with his resignation under the Employment Agreement or otherwise.
8.Return of Property. The Consultant will, within a reasonable time after the end of the Term, return to the Company all Company property and equipment.
9.Stock Trading. The Consultant acknowledges that VSE is a publicly traded company and that U.S. federal and state securities laws prohibit any person who has material, non-public information about a VSE Company from purchasing or selling securities of VSE or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell VSE securities. The Consultant shall be subject to VSE’s insider trading policy and restrictions and shall not trade (i.e. buy or sell) any VSE stock or derivative security, or recommend to anyone else to trade VSE stock during the Term to the extent that the Consultant is in possession of material non-public information about VSE or the Company.
10.Independent Contractor. It is understood by the parties that during the Term, the Consultant will at all times be and remain an independent contractor of the Company, and not an employee nor agent of the Company. The Consultant acknowledges and agrees that, during the Term, the Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of any income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company under any employee benefit plan. The Consultant acknowledges and agrees that as an independent contractor, the Consultant will be required, during the Term, to pay any applicable taxes on the fees paid to the Consultant. In addition, the Consultant shall not be authorized to bind the Company to any contracts or agreements of any nature.
11.Termination. This Agreement may be terminated by either party with fifteen (15) days written notice to the other party.
12.Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6 through 9 hereof will survive and remain in full force and effect, as will any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.
13.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.
14.Assignment. The Consultant shall not assign any of his rights under this Agreement or delegate the performance of any of his duties hereunder, without the prior written consent of VSE.
15.Amendment. Any amendment to this Agreement shall be in writing signed by the parties hereto.

16.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

VSE Corporation    Consultant

By: _/s/John Cuomo_______________________    By: _/s/ Chad Wheeler
Name: John Cuomo    Name: Chad Wheeler
Title: President and Chief Executive Officer

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